FOR IMMEDIATE RELEASE	FOR INFORMATION CONTACT:
March 25, 2010	Evan N. Zeppos (414) 276-6237 or (414) 491-6610

CIB MARINE BANCSHARES, INC. RECORDS NET PROFIT IN 2009
FOLLOWING REORGANIZATION
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2009 Financial Results Demonstrate Holding Company Emerged from Reorganization
As a Stronger Company, Poised for Progress
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PEWAUKEE, Wis. – Bank holding company CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH.PK) today announced its 2009 financial results, showing net income of $13.7 million for the year after recording an extraordinary gain of $54.5 million resulting from the successful completion of a pre-packaged plan of reorganization. Pursuant to the reorganization, holders of the company’s trust preferred securities received shares of two series of noncumulative preferred stock in exchange for their trust preferred securities.

“Completing the reorganization is significant and positive news for the company and our shareholders,” said John Hickey, Jr., chairman and CEO of CIB Marine Bancshares, Inc. “We have removed one of the significant hurdles that the company faced. We have eliminated the debt related to the trust preferred securities, as well as approximately $8.9 million of annual interest expense in future years. Capital ratios have been significantly improved and all of this was accomplished while preserving the rights of our common shareholders.”

Although the 2009 financial results for CIB Marine Bancshares show the first annual positive net income for the company since 2002, the company continued to sustain operating losses in 2009 of $40.8 million before extraordinary items, largely due to the adverse affect economic and real estate market conditions had on asset quality. 2009 financial results include:

* Net income per share of $0.75 for 2009 compared to a loss of ($1.88) at the close of 2008.
* Consolidated Tier 1 Capital of $90.9 million, or 12.08 percent of average assets, as of December 31, 2009, compared to $32.9 million and 3.58 percent of average assets at the close of 2008.
* Reduction in total assets of $710 million at December 31, 2009 from $906 million at the close of 2008, largely reflecting declines in combined cash and cash equivalents, securities and loans.
* Book value per share of $1.36 at the end of 2009 compared to $0.81 at the end of 2008.
* Total noninterest expense decreased $8.9 million, or 22%, from $39.9 million in 2008, to $31 million in 2009.

“With the reorganization behind us, we will continue to work to improve asset quality, increase operating efficiencies, improve our core banking business and maintain adequate capital levels. We believe we are on the right path to improved performance going forward,” said Hickey.

CIB Marine Bancshares, Inc. is the holding company for CIBM Bank that operates as Central Illinois Bank in mid-state Illinois and as Marine Bank in the Milwaukee area, Indianapolis and Scottsdale.

CIB Marine Bancshares, Inc. is a one-bank holding company with 17 banking offices in central Illinois, Wisconsin, Indiana and Arizona. Please visit www.cibmarine.com for more information.

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2009.

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